Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Tellabs, Inc. of our reports dated February 28, 2011, with respect to the consolidated financial statements of Tellabs, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Tellabs, Inc. and subsidiaries, included in the 2010 Annual Report to Shareholders of Tellabs, Inc.

Our audits also included the financial statement schedule of Tellabs, Inc. and subsidiaries listed in Item 15 (a). This schedule is the responsibility of Tellabs, Inc.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, as to which the date is February 28, 2011, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-45788, 33-48972, 33-55487, 333-87637, 333-81360, 333-107457, 333-122712, 333-128076, 333-159258 and 333-163900 and Form S-4 No. 333-116794) and related prospectuses of our reports dated February 28, 2011, with respect to the consolidated financial statements of Tellabs, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Tellabs, Inc. and subsidiaries incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule of Tellabs, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Tellabs, Inc. for the year ended December 31, 2010.

/s/ Ernst & Young, LLP
Chicago, Illinois
February 28, 2011